									Filed under Rule 424(b)(2), Registration Statement No. 333-183535
							Preliminary Pricing Supplement No. 10 - Dated Monday, January 7, 2013 (To: Prospectus dated August 24, 2012)
CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
02006DAX9	[]	100.000%	0.750%	[]	Fixed	2.100%	Monthly	01/15/2015	02/15/2013	$1.63	No	Senior Unsecured Notes
Redemption Information: Callable at 100% on 1/15/2014 and Monthly thereafter with 30 Calendar Days Notice.
02006DAY7	[]	100.000%	1.300%	[]	Fixed	3.200%	Monthly	01/15/2017	02/15/2013	$2.49	No	Senior Unsecured Notes
Redemption Information: Callable at 100% on 1/15/2014 and Monthly thereafter with 30 Calendar Days Notice.

Ally Financial Inc.	Offering Date: Monday, January 7, 2013 through Monday, January 14, 2013	Ally Financial Inc. Ally Financial Term Notes, Series A Prospectus dated August 24, 2012
Trade Date: Monday, January 14, 2013 @ 12:00 PM ET

Settle Date: Thursday, January 17, 2013
Minimum Denomination/Increments:$1,000.00/$1,000.00аав
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc
Agents: Incapital, LLC, Citigroup, RBC Capital Markets, Morgan Stanley, J.P. Morgan
If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.